Exhibit 107

CALCULATION OF REGISTRATION FEE TABLES

Form S-8
(Form Type)

Align Technology, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Securities Class Type	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class Type Common Stock, $0.0001 par value per share to be issued under the 2005 Incentive Plan	Rules 457(c) and (h)	2,000,000 shares	$380.455 (2)	$760,910,000	$0.0001102	$83,852.29
TOTAL OFFERING AMOUNT			2,000,000 shares		$760,910,000		$83,852.29
TOTAL FEE OFFSETS (3)
NET FEE DUE							$83,852.29

(1)    This Registration Statement covers such indeterminable number of additional shares of common stock, $0.0001 par value per share (“Common Stock”), of Align Technology, Inc. as may hereafter be offered or issued pursuant to the Align Technology, Inc. 2005 Incentive Plan (as amended and restated) to prevent dilution resulting from stock splits or similar transactions effected without receipt of consideration and pursuant to Rule 416(a) under the Securities Act of 1933, as amended.
(2)    Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $380.455 per share, which is the average of the high and low prices of Common Stock, as reported on The Nasdaq Global Market on July 31, 2023.
(3)    The Registrant does not have any fee offsets.